Exhibit 10.6

FORM OF REGULATED ENTITY ADMINISTRATIVE SERVICES AGREEMENT

Dated:

TOWER BRIDGE INTERNATIONAL SERVICES L.P.

and

[NON-U.S. REGULATED ENTITY]

ADMINISTRATIVE SERVICES AGREEMENT

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1
2	COMMENCEMENT, TERM AND TERMINATION	4
3	SERVICES	5
4	SERVICES LEVELS AND PERSONNEL	7
5	AUTHORITY	9
6	STEP-IN RIGHTS	9
7	INSOLVENCY EVENT	10
8	SERVICES PROVIDERS WARRANTIES	11
9	EXCULPATION AND INDEMNITY; OTHER INTERESTS	11
10	RELATIONSHIP OF THE PARTIES	14
11	AUDIT AND REGULATORY QUERIES	14
12	SERVICES RECIPIENT’S WARRANTIES	15
13	FAILURE TO PERFORM THE SERVICES	15
14	FORCE MAJEURE	15
15	POST TERMINATION PAYMENTS AND MATTERS	16
16	CONFIDENTIALITY	16
17	BUSINESS CONTINUITY PLAN	17
18	CO-OPERATION WITH OTHER CONTRACTORS	18
19	ASSIGNMENT	18
20	WAIVER	18
21	COUNTERPARTS	18
22	CONTRACT RIGHTS OF THIRD PARTIES	18
23	ENTIRE AGREEMENT	19
24	INVALIDITY AND SEVERABILITY	19
25	DATA PROTECTION	20
26	NOTICES	20
27	GOVERNING LAW AND JURISDICTION	20
SCHEDULE 1 – SHARING OFFICE SPACE
SCHEDULE 2 – SERVICES
SCHEDULE 3 – CHARGES FOR SERVICES

THIS ADMINISTRATIVE SERVICES AGREEMENT is dated the day of                and is made BETWEEN:

(1)

TOWER BRIDGE INTERNATIONAL SERVICES L.P. a United Kingdom limited partnership established under the Limited Partnership Act 1907 acting through its General Partner Tower Bridge GP Limited whose registered office is at Five Churchill Place, London E14 5RD which shall be referred to herein as the “Services Provider” and

(2)	_________ which shall be referred to herein as the “Services Recipient”.

WHEREAS:

(A)	The Services Provider has the resources and capacity to provide the Services.

(B)

The Services Recipient wishes to appoint the Services Provider to provide and perform or arrange for the provision of the Services to the Services Recipient, and the Services Provider wishes to accept such appointment on the terms and subject to the conditions set forth herein. The Services Provider shall provide the Services in such a way as to enable the Services Recipient to comply with its regulatory requirements.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means at the relevant date of determination any company, partnership or other entity controlled by, or controlling, or in common control with Services Provider or Services Recipient (as the case may be). A company, partnership or other entity shall be deemed to control another company, partnership or other entity if the former company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other company, partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

“Business Continuity Plan” means the plan which sets out the procedures to be adopted by the Services Provider and agreed to in its discretion by the Services Recipient in the case of an Interruption Event, as amended from time to time;

“Charges” has the meaning given in Schedule 3;

“Claiming party” has the meaning given in clause 14.1;

“COBS” means the conduct of business rules contained in the FCA rules and handbook;

“Confidential Information” means any information which is of a confidential nature and has been disclosed by such disclosing party, either directly or indirectly, in writing, electronically, orally or by drawings or inspection of samples, equipment or facilities, relating to:

(a)

the technology and products, including technical data, trade secrets, know-how, research, product plans, ideas or concepts, products, services, Software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information; and

(b)

information relating to the operations and business or financial plans or strategies, including but not limited to customers, customer lists, markets, financial statements and projections, product pricing and marketing, financial or other strategic business plans or information;

“Data Protection Laws” means the Data Protection Act 2018 or any equivalent applicable legislation and regulations which are relevant for purposes of the Agreement;

“Effective Date” means the date of execution of the Agreement by both parties;

“Events of Force Majeure” has the meaning given in clause 14.1;

“FCA” means the Financial Conduct Authority (and includes its successors);

“Insolvency Event” means any corporate action, legal proceedings or other procedure or step taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation arising from the insolvency of a party (by way of voluntary arrangement, scheme of arrangement or otherwise) (other than for the purpose of a solvent reorganisation or equivalent);

(b)

the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the relevant entity or any of its assets (in each case whether out of court or otherwise); or

(c)

enforcement of any security over any assets including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against all or any part of the assets of the relevant entity; and

“Insolvency Event” includes any event occurring in relation to any party or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject which corresponds in that country or territory with any of those mentioned in (a) to (c) above but “Insolvency Event” does not include any winding up petition or other action referred to above which is discharged, stayed or dismissed within 30 days of its presentation;

“Interruption Event” means an incident or event which has a significant impact on the performance of the Services, more particularly detailed in the Business Continuity Plan as at the Effective Date;

“Modifications” means any material modifications, adaptations, new releases, new versions, upgrades and patches of the relevant software or data and the word “Modify” and all variants thereof, shall be construed accordingly;

“Non-claiming party” has the meaning given in clause 14.2;

“Office Space” has the meaning given in Schedule 1;

“Occupation Documents” has the meaning given in Schedule 1;

“Records” means financial and other records in whatever media of all costs and other matters relating to the provision of the Services;

“Service Levels” means the performance standards set out in clause 4.1 in accordance with which the Services Provider is to provide the Services;

“Services” has the meaning given in Schedule 2 and includes all matters of any nature ancillary and arising therefrom as amended from time to time by the parties;

“Services Recipient’s Contractors” has the meaning given in clause 18.1;

“SYSC” means the rules on Senior Management Arrangements, Systems and Controls contained in the FCA rules and handbook;

“SMCR” means the Senior Managers and Certification Regime to which the Services Recipient is (or will be) subject pursuant to the FCA rules and handbook;

“Software” means any software, including any Modifications, and all related source codes, irrespective of form or medium; and

“Third Party” means a person or entity who is not the Services Provider, the Services Recipient or an Affiliate.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1

references to a Clause or a Schedule are to a clause of, or a Schedule to, this Agreement, and references to this Agreement include its Schedules and references in a Schedule or part or section of a Schedule to a paragraph are to a paragraph of that Schedule or that part or section of that Schedule;

1.2.2

references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as altered from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.3	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations;

1.2.4	the descriptive headings to clauses, the schedule and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

1.2.5	“party” means a party to this Agreement and includes its assignees and/or successors in title to substantially the whole of its undertaking;

1.2.6	“includes” or “including” shall mean including, without limitation; and

1.2.7	references to writing includes any method of reproducing words in a legible and non-transitory form.

2.	COMMENCEMENT, TERM AND TERMINATION

2.1	The term of this Agreement shall commence on the Effective Date and shall remain in effect until terminated in accordance with this clause 2.

2.2	The Services Recipient may terminate this Agreement at any time by written notice to the Services Provider, such notice to take effect in accordance with the following terms:

2.2.1	if the Services Provider commits a material breach of this Agreement and fails to remedy such breach within ___ days of receiving written notice to do so from the Services Recipient;

2.2.2	if there occurs an Insolvency Event in respect of the Services Provider;

2.2.3

upon ___ days written notice, provided that the Services Recipient shall (i) pay to the Services Provider an amount equal to the costs incurred by the Services Provider as a result of such termination, including, without limitation, any severance or cancellation fees and (ii) still be obliged to pay to the Services Provider such proportion of Charges as may be payable by the Services Recipient for such Services (based upon its usage of such Services) as may be provided by the Services Provider’s Affiliates and/or Third Parties where:

(a)

the Services Provider has a reasonable period from receipt of the above notice from the Services Recipient, to take reasonable steps to give notice to terminate relevant agreements and arrangements which govern the provision of Services by the Affiliate or Third Parties to whom the Services Provider has delegated any or all provision of Services in accordance with clause 3.3; and

(b)

the Services Provider is bound under such agreements and arrangements with Affiliates and/or Third Parties to continue to pay for provision of Services for a longer period than the expiry of the notice period in this clause 2.2.3; and such agreements and arrangements have not yet terminated

(c)	and for the avoidance of doubt the provisions in this clause 2.2.3 shall also apply to the termination of provision of any specific Services by the Services Recipient as specified in clause 2.3.

2.3

The Services Recipient may terminate the provision of any specific Service upon ______days written notice (or such shorter period as the parties may agree in writing) to the Services Provider but subject to the provisions of clause 2.2.3. Further, if the provision of any Service or Services is terminated pursuant to this clause 2.3, the level of Charges provided for in respect of the Service or Services in question shall be reduced by an amount to be agreed between the parties within 30 days of the termination of the Service(s), or in the absence of agreement, the cost to the Services Provider of supplying that Service or those Services. The Services Provider’s obligations to provide the remaining Services shall continue in force.

2.4	Subject to clause 7, the Services Provider may terminate this Agreement at any time by written notice to the Services Recipient such notice to take effect in accordance with the following terms:

2.4.1	if the Services Recipient commits a material breach of this Agreement and fails to remedy such breach within ___ days of receiving written notice to do so from the Services Provider; or

2.4.2	if there is any failure by the Services Recipient to pay an amount (which is not a disputed amount) days after it has become due and payable; or

2.4.3	by ___days’ notice in writing to the Services Recipient.

2.5

Subject to clause 7, the Services Provider may only terminate the provision of any specific Service upon _____days’ notice by written notice to the Services Recipient (or such shorter period as the parties may agree in writing). If the provision of any Service or Services is terminated pursuant to this clause 2.5, the level of Charges in respect of the Service or Services in question by reference to Schedule 3 shall be reduced by an amount to be agreed between the parties within 30 days of the termination of the Service(s), or in the absence of agreement, the cost to the Services Provider of supplying that Service or those Services (subject to the provisions of clause 2.2 in relation to Third Parties and Affiliates). The Services Provider’s obligations to provide the remaining Services shall continue in force.

2.6

For the avoidance of doubt, provision of the services hereunder by the Services Provider to the Services Recipient shall include the provision of such Services to the Services Recipient or any overseas branch of the Services Recipient.

3.	SERVICES

3.1

For the duration of this Agreement and upon the terms and subject to the conditions set forth herein, the Services Provider shall provide such services to the Services Recipient as are agreed between the parties from time to time as set out in Schedule 2 in return for payment of the Charges as set out in Schedule 3.

3.2	Subject to agreement on the amount of Charges, the Services Provider shall provide, or cause to be provided, such additional Services as the Services Recipient may reasonably request.

3.3

The Services Provider may at its discretion arrange for Affiliates or Third Parties to provide Services hereunder (whether to the Services Provider or directly to the Services Recipient on behalf of the Services Provider). Without prejudice to the effectiveness of clause 8.1, but subject to clauses 9.6 to 9.7 in respect of Third Parties, the provision of such Services may be subject to separate agreements or arrangements with such third parties or Affiliates which shall govern the provision of such Services by Affiliates or Third Parties.

3.4

The Services Recipient may request the Services Provider to propose one or more of the Services Provider’s or its Affiliates’ employees or partners, consultants or agents to become officers, directors and/or control function staff or occupy other positions of authority in the Services Recipient (“Senior Personnel”). The Services Recipient shall provide such information as the Services Provider and its prospective Senior Personnel may reasonably require in relation to such position. Without obligation, the Services Provider may propose such persons to be Senior Personnel (and provide such information as the Services Recipient may require), whom the Services Recipient may in its absolute discretion appoint as Senior Personnel upon such terms and conditions that the parties and the Senior Personnel may agree. Such appointments and their reporting lines shall be in accordance with SMCR. The Services Recipient may request the Services Provider to provide an alternative person to replace such Senior Personnel as and when the Services Recipient in its absolute discretion deems fit.

3.5

The parties shall furnish each other with such information (including management information, KPIs and other metrics) as may be reasonably required to fulfil their obligations under this Agreement including in order for the Services Recipient to comply with its regulatory obligations. The Services Provider shall provide any such information in the form and with such content and frequency as the Services Recipient may reasonably require. The parties may agree a further service level description(s) which shall be subject to this Agreement, and which sets out amongst other things, performance metrics and KPIs.

3.6

In order for the Services Recipient to comply with its regulatory obligations and for corporate governance purposes, the Services Provider shall design and draft any policies, procedures and reports that the Services Recipient may reasonably require (in accordance with the Services Recipient’s instructions in relation to its business and services, with particular reference to SYSC and COBS and subject to the Services Recipient’s final approval) and also shall implement the policies, procedures and reports again subject always to the Services Recipient’s approval.

3.7

Subject to its compliance with the provisions of this Agreement, the Services Provider shall in its discretion determine how and in what manner it, inter alia, organises itself and provides the Services.

3.8

The Services Recipient shall provide the Services Provider with such reasonable assistance or information as it may request from time to time in order to provide the Services in accordance with this Agreement.

3.9

Where the Services Provider either (a) uses systems, operations, personnel or data provided to it by the Services Recipient, or (b) makes use of Third Party services or products where those products or services have been contracted-for by the Services Recipient or one its affiliates directly, to provide the Services, the Services Provider shall not be in breach of this Agreement:

3.9.	1 if the Services Provider uses those systems, operations, personnel or data or makes use of such Third Party services or products in accordance with their specified terms and conditions; and

3.9.

2 in the Services Recipient’s reasonable discretion to the extent a breach of the Agreement relates to or arises from either (a) the Services Provider’s proper use of those systems, operations, personnel or data or of such Third Party services or products or (b) a breach by a relevant Third Party of its own obligations to the Services Recipient.

4.	SERVICE LEVELS AND PERSONNEL

4.1	In order for the Services Recipient to comply with its regulatory obligations (in particular SMCR), the Services Provider shall use reasonable endeavours, inter alia, to:

4.1.1	provide the Services with reasonable skill and care;

4.1.2	employ or engage sufficient suitably qualified individuals to ensure that the Services are provided in all respects in accordance with the terms of this Agreement;

4.1.3	employ or engage, in connection with the provision of the Services, only persons who are reasonably experienced, skilled and competent;

4.1.4	ensure that every person from time to time engaged or employed by the Services Provider in and about the provision of the Services has satisfactorily passed relevant background checks;

4.1.5

ensure that every person from time to time engaged or employed by the Services Provider in and about the provision of the Services is, and at all times remains, sufficiently trained, skilled and instructed with regard to the duty or duties which that person has to perform;

4.1.6	exercise reasonable skill and care in the selection and appointment (if applicable) of any Third Party in relation to the provision of the Services;

4.1.7	routinely supervise the performance of the Services to ensure that the Services are provided in all respects in accordance with the terms of this Agreement;

4.1.8	adequately manage the risks associated with the Services and ensure that their likelihood of occurrence is brought to the attention of the Services Recipient in reasonable time;

4.1.9

disclose to the Services Recipient any development that may have a material impact, as defined in SYSC 8, on its ability to carry out the Services effectively and in compliance with the applicable laws and regulatory requirements;

4.1.10

co-operate with the Services Recipient and the FCA (and any other relevant competent authority) in connection with the regulatory obligations of the Services Recipient which the Services Recipient is able to fulfil subject to proper receipt of the Services, including but not limited to providing any information and Records necessary for the Services Recipient to comply with SYSC, COBS and its transaction, trade and surveillance monitoring/reporting obligations, all in the context of a proportionate and mutually agreed position on the complexity of the business;

4.1.11

grant the Services Recipient, its auditor and its nominated Third Parties and the FCA and any other relevant competent authority access to the business premises, information, systems, employees, partners, agents and sub-contractors for the purpose of examining the operation of the Services (if any) and compliance with the obligations arising under this Agreement provided that the Services Recipient, its auditor or its nominated third parties shall give the Services Provider not less than 24 hours’ prior notice (save in the case of emergency);

4.1.12	continuously provide the Services notwithstanding any currency changes and/or a need to represent values in a different currency; and

4.1.13	follow the Services Recipient’s requirements in terms of reporting lines and their positions at the Services Recipient.;

4.1.14	perform the Services in accordance with the Service Levels agreed between the Parties in writing.

4.2	The Services Provider shall also procure that Third Parties and Affiliates who provide Services which constitute material outsourcing under SYSC provide such Services in accordance with clause 4.1.

4.3

The Services Recipient shall arrange and implement a system of assessment, as it deems necessary, in order to assess the standards of performance of the Services provided by the Services Provider on a periodic basis, but at least annually. The Services Provider shall co-operate with the Services Recipient and provide all reasonable assistance to enable the Services Recipient to make such assessments.

4.4

The Services Provider shall upon request from time to time (before termination of this Agreement) supply in writing to the Services Recipient, to the extent permissible and reasonably practicable, such information relating to the employees, partners, consultants, or Third Parties employed or engaged, as the case may be, by the Services Provider in the provision of the Services as may be reasonably requested. Where from time to time the Services Provider carries out appraisals on persons who provide Services to the Services Recipient hereunder (including under clause 3.4), the Services Recipient shall be permitted to input into the appraisals for such persons.

4.5

Senior management of the Parties shall have review meetings at least quarterly to discuss amongst other things (a) any actual or potential risks in relation to the Services, (b) the compliance with the Services Provider (and its Affiliates and Third Parties) with the terms of this Agreement and the business and affairs of the Services Recipient, (c) the regulatory obligations of the Services Recipients and (d) a review of the Services including but not limited to their cost base, headcount and overall performance of the Services Provider.

4.6

If it appears that the Services Provider may not be providing the Services effectively and in compliance with applicable laws and regulatory requirements in accordance with the terms of this Agreement, the Services Recipient shall notify the Services Provider in writing of such concerns and the Services Provider shall, upon receipt of such notice, do all such acts and implement measures reasonably necessary to remedy any defaults and deficiencies and to provide the standard of Services in accordance with the terms of this Agreement and in compliance with applicable laws and regulatory requirements.

5.	AUTHORITY

Notwithstanding anything to the contrary contained in clause 3, the Services Provider acknowledges and agrees that it shall provide the Services set forth in clause 3 subject to the ultimate authority of the Services Recipient to control its own business and affairs. Each Party acknowledges that the Services provided hereunder by the Services Provider are not intended to set policy for the Services Recipient.

6.	STEP-IN RIGHTS

6.1	If:

6.1.1	there occurs an Insolvency Event in relation to the Services Provider; or

6.1.2

there is any material breach, default or non-performance by the Services Provider under this Agreement, which substantially prevents, hinders, degrades or delays the performance of any Services, whether directly provided by the Services Provider, its Affiliates or Third Parties, necessary for the performance of its business in relation to any function which the Services Recipient reasonably believes to be critical (“Affected Function”) at the Services Recipient’s option and without limiting any other rights of the Services Recipient (whether in law or under this Agreement), the Services Recipient may, upon prior written notice, take control of any part of the Services that impacts on the Affected Function and, in doing so, may take such other action as is reasonably necessary to restore the Affected Function

6.2

The Services Provider shall co-operate fully with the Services Recipient and the Services Recipient’s Contractors and provide all reasonable assistance to restore the Affected Function as soon as possible, including giving the Services Recipient, its agents and contractors reasonable access to the Services Provider’s facilities, systems and all other equipment and Software and materials used by or on behalf of the Services Provider in connection with the Services.

6.3

The Services Recipient shall co-operate with the Services Provider to the extent reasonably necessary in respect of any shared services environment of the Services Provider and, where possible, shall follow the Services Provider’s then current procedures and processes, so far as applicable to the delivery of the Services.

6.4

Subject to clause 18, the Services Recipient shall cease its control of the Services when the Services Provider is able to provide the Services in accordance with this Agreement and the parties shall work together to ensure an orderly handover.

6.5

Nothing in this clause 6 shall limit the Services Provider’s liability to the Services Recipient with respect to any default or non-performance by the Services Provider under this Agreement, provided that the Services Provider shall not be liable for any further failure or deterioration in the Services which is a direct result of the Services Recipient exercising the step-in rights set out in clause 6.1.

6.6

For purposes of this clause 6 and where otherwise applicable, the Services Recipient shall only take control of the Services or that part of the Services that is provided to the Services Recipient and shall not take control of or interfere with the Services provided by the Services Provider to other entities or do anything which may affect the Services provided to other entities, without their prior written consent.

7.	INSOLVENCY EVENT

7.1

An Insolvency Event occurring in relation to the Services Recipient shall not give the Services Provider the right to terminate this Agreement unless one of the circumstances set out in clause 7.2 below has arisen.

7.2	The circumstances referred to in clause 7.1 are:

7.2.1

the Services Recipient has not, within 5 days of the occurrence of an Insolvency Event, notified the Services Provider of the Insolvency Event and/or has not paid the Services Provider for all Charges for that 5 day period, calculated on a pro-rata basis based upon the average daily rate over the 3 months preceding the Insolvency Event;

7.2.2	the Services Recipient does not pay, daily in advance, calculated on the basis set out in 7.2.1 above, for Services to be provided after the expiry of the 5 day period referred to in 7.2.1 above;

7.2.3	the Services Recipient has given or gives notice of the termination of this Agreement under clause 2 and the relevant notice period has expired;

7.2.4	a period of 90 days from the date of the Insolvency Event has elapsed, and the Services Provider has given 5 days’ written notice in advance of its intention to terminate this Agreement.

7.3	The Services Provider shall have no claim in damages for the early termination of this Agreement other than in relation to any non-payment of Charges that are due to be paid under this Agreement.

7.4

In the event of an Insolvency Event occurring in relation to the Services Recipient, the Services Recipient will pay (to the extent permitted by law or regulation) any outstanding Charges in respect of the provision of all or any of the Services provided by the Services Provider before the occurrence of the Insolvency Event. Following an Insolvency Event in relation to the Services Recipient, the Services Recipient will pay the Services Provider any Charges for Services performed after the occurrence of the Insolvency Event daily in advance, calculated on the basis set out in 7.2.1 above. Nothing in this clause 7 shall affect the Services Provider’s right to submit a proof of debt in an insolvency of the Services Recipient.

8.	SERVICES PROVIDERS’ WARRANTIES

8.1	The Services Provider warrants and represents to the Services Recipient, as at the Effective Date and for the duration of this Agreement that:

8.1.1	it has full capacity and authority to enter into and to perform this Agreement and the Services; and

8.1.2

it, its employees or partners and its consultants have, or have made arrangements to ensure that they shall have, all necessary consents, licences and permissions to enable them to carry out the Services lawfully and without infringing any rights of any Third Party and they shall throughout the term of the Agreement obtain and maintain any further and other consents, licences and permissions necessary for this purpose.

9.	EXCULPATION AND INDEMNITY; OTHER INTERESTS

9.1

Notwithstanding any provision of this Agreement to the contrary, the Services Provider (including its partners, officers, directors and employees) shall not be liable to the Services Recipient or the shareholders of the Services Recipient for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by the Services Provider to be within the scope of the authority granted to it by this Agreement and in the best interests of the Services Recipient, except for acts or omissions constituting fraud or wilful misconduct in the performance of the Services Provider’s duties under this Agreement.

9.2

Notwithstanding any provision of this Agreement to the contrary, the Services Recipient (including its partners, officers, directors and employees) shall not be liable to the Services Provider or the shareholders of the Services Provider for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by the Services Recipient to be within the scope of its authority, except for acts or omissions constituting fraud or wilful misconduct in the performance of the Services Recipient’s duties under this Agreement.

9.3

Subject to clauses 9.4 to 9.6 save in the case of (1) personal injury or death caused by a party’s negligence, (2) fraud or wilful misconduct of a party, or (3) for payment of the Charges due by the Services Recipient to the Services Provider, the aggregate of each party’s liability to the other under this Agreement in each 12 calendar month period commencing on the Effective Date, whether for negligence, breach of contract or otherwise, shall, be limited to the total aggregate Charges rendered by the Services Provider to the Services Recipient over the preceding 12 calendar months (including 12 months prior to the Effective Date where applicable).

9.4

Where an Affiliate provides Services to the Services Provider who then provides such Services to the Services Recipient, the Services Provider’s liability to the Services Recipient shall be limited to the amount recovered by the Services Provider from the Affiliate and subject to any exclusions or limitations of liability in the agreement or arrangement between the Services Provider and such Affiliate.

9.5

Where an Affiliate provides Services directly to the Services Recipient whether on behalf of the Services Provider or otherwise, the aggregate of the Affiliate’s liability to the Services Recipient or vice versa in each 12 calendar month period commencing on the Effective Date, whether for negligence, breach of contract or otherwise, shall, be limited to the equivalent of the total aggregate Charges rendered by the Affiliate to the Services Recipient over the preceding 12 calendar months including 12 months prior to the Effective Date where applicable) save where such liability is governed by a separate agreement between the Affiliate and Services Recipient.

9.6

Save in the case of (1) personal injury or death caused by a party’s (or the Services Provider’s Affiliates’) negligence, (2) fraud or wilful misconduct of a party, or (3) for payment of the Charges due by the Services Recipient to the Services Provider, each party (and the Services Provider’s Affiliates) shall not be liable for any loss of profits, revenue, opportunity, business or goodwill (whether direct or indirect) or any indirect, special or consequential loss which the other party may incur.

9.7

Subject always to the monetary and other limitations of liability set out in clauses 9.3 to 9.5 and notwithstanding clause 9.6, a party (the “First Party”) shall indemnify, defend and hold harmless the other party (and their shareholders, partners, officers, directors and employees) (“the “Second Party”) from and against any and all third party claims or liabilities of any nature (including reasonable legal fees) made against the First Party arising under or otherwise in respect of this Agreement and caused by the Second Party’s (or its Affiliates) breach of this Agreement or a third party agreement or arrangement or its negligence, wilful misconduct (except where attributable to the fraud or wilful misconduct of the Second Party) provided always that:

9.7.1	the Second Party shall have the exclusive right to control the defence of such claim or action; and

9.7.2	the First Party provides the Second Party with all reasonable assistance in connection with such defence.

9.8

The provision of any Services by a Third Party provider (regardless of whether they are contracted by the Services Recipient or Services Provider in the first instance), shall be subject to the terms and conditions agreed with such Third Party or applicable to the provision of such Third Party Services (including as to warranties, representations, undertakings, obligations, exclusions and liabilities). The Services Recipient and Services Provider shall to the extent applicable comply with the terms and conditions agreed with such Third Party.

9.9

No Third Party may benefit from the exclusions and limitations in this clause 9. The warranties, undertakings, representations and obligations of the Services Provider shall not apply to such Third Party services (other than a duty of the Services Provider to exercise reasonable skill and care in the selection and appointment (if applicable) of such Third Party). For the avoidance of doubt: (1) the limitations and exclusions of liability of the Services Provider set out in this Agreement hereof shall not apply to or limit the liability of any such Third Party to the Services Provider or Services Recipient as the case may be and (2) save to the extent that the Services Provider or Services Recipient is able to claim against a Third Party whether in contract, tort or otherwise for any loss or damage suffered by the Services Recipient of any nature, the Services Provider shall not be liable to the Services Recipient in relation to such Third Party. This clause shall apply whether the Third Party provides the Services directly to the Services Recipient or provides the Services on behalf of the Services Provider or its Affiliates.

9.10

In accordance with clause 9.8, the provision of any Services by a Third Party shall be subject to the terms and conditions agreed with such Third Party provided that in the case of the Services Provider:

9.10.1

contracting in its own name or in the name of an Affiliate, the Services Provider shall provide to the Services Recipient the terms and conditions agreed with such Third Party upon request by the Services Recipient and no later than ten days upon receiving such request; or

9.10.2

contracting in the name of or directly on behalf of the Services Recipient, the Services Provider shall provide the Services Recipient with the terms and conditions agreed with such Third Party and shall require prior consent from the Services Recipient to contract with such Third Party on such terms and conditions.

9.11

The Services shall be provided by the Services Provider to the Services Recipient on a non-exclusive basis. Further, nothing in this Agreement shall prevent the Services Provider, the Services Recipient or any of their Affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and any party hereto who is not a party to such arrangements shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

9.12

Save as provided for in any other agreement, the Services Recipient shall not bring any proceedings arising out of or in connection with this Agreement against any of the Services Provider’s or its Affiliates’ employees, staff, officers or directors in relation to the Services, save in relation to:

9.12.1	personal injury or death caused by negligence; or

9.12.2	fraud or fraudulent misrepresentation.

9.13

The Services Provider, its Affiliates, and employees, staff, officers and directors of the Services Provider and its Affiliates shall have the express benefit of this clause and shall have the right to rely on and enforce any of its terms. This clause is not intended to benefit any Third Parties who may be involved in the performance of the Services or otherwise.

10.	RELATIONSHIP OF THE PARTIES

10.1

No partnership, joint venture or other arrangement shall be deemed to be created by this Agreement. Except as expressly provided in this Agreement, neither the Services Provider nor the Services Recipient nor their respective Affiliates shall have any claim against any of the others or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of the others, nor shall either of them have a claim or right against any of the others by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

10.2 Notwithstanding the foregoing, the Services Recipient shall be entitled if it so choses to nominate an executive director or other senior manager to become a director of the Services Provider or otherwise attend board meetings of the Services Provider at which matters concerning the Services Recipient are discussed. Such representative may be requested to withdraw from board meetings where matters concerning the Services Provider or Affiliates of the Services Provider are discussed.

10.3	The parties to this Agreement understand and agree that any or all of the obligations of the Services Provider set forth herein may be performed by any Affiliate of the Services Provider

11.	AUDIT AND REGULATORY QUERIES

11.1	Both parties shall maintain, or cause to be maintained, appropriate Records.

11.2

The Services Provider shall retain copies of the Records for such period as may be required by law or regulation, or such longer period as may be agreed by the parties and shall permit the Services Recipient, nominated consultants and the certified public accountants approved by the parties or other third parties nominated by the Services Recipient, to take copies of the same. Without prejudice to the above, the Services Recipient shall permit the Services Recipient’s corporate governance and management committees and their members to have access to the Records for the purposes of fulfilling their regulatory obligations.

11.3

Any party hereto may request a review, by those certified public accountants who examine the Services Provider’s or the Services Recipient’s books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense.

11.4	The requesting party shall use its reasonable endeavours to ensure that the conduct of each audit does not unreasonably disrupt the other party.

11.5

Subject to each party’s obligations of confidentiality, the other party shall provide the requesting party (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to each audit.

11.6

Without prejudice to the above, the Services Provider shall make available to the FCA (and any other applicable regulatory body or authority) the Records promptly upon request of the Services Recipient and in such format as may be required by the FCA (or any other regulatory body or authority). In the event that the Services Provider receives a request directly from the FCA (or any other regulatory body or authority) it shall inform the Services Recipient to the extent permitted by applicable regulations promptly and take (or not take) such actions as the Services Recipient may reasonably request.

12.	SERVICES RECIPIENT’S WARRANTIES

The Services Recipient warrants and represents to the Services Provider that it has full power and authority to enter into and carry out the provisions of this Agreement.

13.	FAILURE TO PERFORM THE SERVICES

In the event of any breach of this Agreement by the Services Provider with respect to any error or defect in providing any Services, the Services Provider shall, at the Services Recipient’s request, use its commercially reasonable efforts to correct or cause to be corrected such error or defect or re-perform or cause to be re-performed such Service, as promptly as practicable.

14.	FORCE MAJEURE

14.1

“Event of Force Majeure” means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the “Claiming party”) including, (whether or not by the Claiming party,) strikes, accidents, lockouts, inability to obtain Third Party co-operation or services, other industrial disputes or other causes beyond its respective control (in each case, whether or not relating to the Claiming party’s workforce).

14.2

The Claiming party shall not be deemed to be in breach of this Agreement or otherwise liable to the other party (the “Non-claiming party”) for any delay in, any performance or any non-performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an Event of Force Majeure.

14.3

The Claiming party shall, so far as is reasonably practicable, promptly notify the Non-claiming party of the nature and extent of the circumstances giving rise to the Event of Force Majeure. The Claiming party and the Non-claiming party shall then discuss and make alternative arrangements.

15.	POST TERMINATION PAYMENTS AND MATTERS

15.1	All payment obligations herein shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

15.2

Termination of this Agreement for whatever reason shall be without prejudice to the rights, obligations and liabilities of either party or Affiliates, then accrued or due at the date of termination, nor shall termination affect the coming into force or the continuation in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force at or after termination.

15.3

Upon termination of this Agreement, the Services Recipient shall be entitled to continued use of any hardware and equipment that it used prior to the date of termination of this Agreement for a further 240 days (or such other period as the parties may agree) upon the terms and conditions set forth herein (including the payment terms in Schedule 3) provided that: (1) where such hardware and equipment is supplied by an Affiliate or Third Party, termination of the relevant agreement or arrangement has not taken place and, without prejudice to the Services Provider’s rights under clause 2.2.3 to terminate such agreement or arrangement, and (2) the Services Provider shall not be required to repair or replace any such hardware or equipment and (3) the Services Recipient exercises reasonable endeavours to locate and contract with an alternative supplier of such software and hardware.

15.4

Upon the reasonable request of the Services Recipient and upon termination of the Agreement or a particular Service pursuant to clause 2, so far as it is practicable, the Services Provider shall provide the Services Recipient with any and all data, information or Records generated with respect to the Services in a format usable by the Services Recipient. The Services Recipient shall pay the cost, if any, of the provision of such data and information and of converting such data or information into the appropriate format.

15.5

The parties shall use reasonable endeavours to ensure that any termination of this Agreement or any termination of a Service provided by the Services Provider shall not detrimentally affect the continuity and quality of the provision of the Services to the Services Recipient’s clients.

16.	CONFIDENTIALITY

16.1

Except as otherwise provided in this Agreement or where prior written consent is obtained, either party shall use reasonable endeavours to, and shall endeavour to cause its Affiliates, to keep Confidential Information confidential in its possession that in any way relates to the other party. The provisions of this clause do not apply to the disclosure by either party hereto or their respective affiliates of any information, documents or materials:

16.1.1	which are, or become, publicly available, other than by reason of a breach of this clause by the disclosing party or any affiliate of the disclosing party,

16.1.2	was independently developed by such party or its Affiliates without any use of the Confidential Information,

16.1.3	received from a third party not bound by any confidentiality agreement with the other party hereto,

16.1.4	required by applicable law, judicial body or regulation to be disclosed by that party, or

16.1.5	necessary to establish such party’s rights under this Agreement,

provided that in the case of clause 16.1.4 the person intending to make disclosure of Confidential Information will, so far as it is practical, notify the party to whom it is obligated to keep such information.

17.	BUSINESS CONTINUITY PLAN

17.1

The Services Provider acknowledges the need for the continuity of the Services and shall maintain throughout the term of the Agreement a Business Continuity Plan and implement, on each Interruption Event and otherwise as necessary, all business continuity, disaster recovery and back-up facilities necessary for this purpose and accordingly undertake, without limitation, the following actions:

17.1.1	routinely (and at least annually) test the backup facilities where necessary having regard to the Services provided;

17.1.2	take all reasonable action, as is required, to provide recovery of the Services in the case of any Interruption Event; and

17.1.3	make copies of all data and Software and store copies securely at a location other than where such data and Software are normally held.

17.2	In the event of an Interruption Event the Services shall be recovered by the Services Provider as soon as reasonably practicable following the declaration of the Interruption Event.

17.3

During an Interruption Event the Services Provider shall act in accordance with the Services Recipient’s reasonable directions in order that any interruption to the Services Recipient’s businesses is kept to a minimum.

17.4

Without prejudice to clause 17.1.3, in the event of a loss or destruction of data attributable to the Services Provider or the Services Provider’s failure to comply with any agreed security procedures, the Services Provider shall reconstruct, as soon as possible, any such lost or destroyed data without charge to the Services Recipient. Without prejudice to any other remedy of the Services Recipient under this Agreement, the Services Provider shall reimburse to the Services Recipient its proper costs and expenses incurred by it in the recreation or attempted recreation of such data if the Services Provider is unable to recreate such data.

18.	CO-OPERATION WITH OTHER CONTRACTORS

18.1

The Services Recipient may, at any time, perform itself, or retain other providers of services of goods or services (“Services Recipient’s Contractors”) to perform, any services, including any services related to the Services.

18.2	The Services Provider shall co-operate with and co-ordinate its provision of the Services with the performance of services by the Services Recipient and the Services Recipient’s Contractors.

18.3

The Services Provider shall supply relevant correspondence, access to systems and facilities and such information as the Services Recipient and the Services Recipient’s Contractors may reasonably require in order to enable them to provide their goods or services.

18.4

The parties agree that any obligation imposed on the Services Recipient pursuant to the provisions of this Agreement shall be deemed to have been fulfilled by the Services Recipient to the extent that such obligations have been fulfilled by the Services Recipient’s Contractor.

19.	ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and assigns. Neither the Services Provider on the one hand nor the Services Recipient on the other hand shall have the right to assign all or any portion of its rights under and the benefits of this Agreement without the prior written consent of the other, save that the Services Provider may without the consent of the Services Recipient, assign its rights under and the benefits under this Agreement in whole or in part hereunder to an Affiliate upon prior written notice to the Services Recipient and provided that this does not cause any diminution in the Services provided.

20.	WAIVER

20.1

No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by a duly authorised person, director or Services Manager of the party waiving such right.

20.2	No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature.

21.	COUNTERPARTS

This Agreement may be executed in counterparts.

22.	CONTRACT RIGHTS OF THIRD PARTIES

Unless otherwise stated in this Agreement, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement (excluding Affiliates).

23.	ENTIRE AGREEMENT

23.1

This Agreement supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to or in connection with this Agreement.

23.2	This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

23.3

Each party acknowledges that it has not been induced to enter into this Agreement in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out in this Agreement and, to the extent it has been, it unconditionally and irrevocably waives any claims, rights and remedies which it might otherwise have had in relation thereto.

23.4

The provisions of this clause shall not exclude any liability which any of the parties would otherwise have to the other or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

23.5

This Agreement may not be modified or amended except in writing signed by a duly authorised person, officer or director of the Services Recipient and the Services Provider or the relevant parties as the case may be.

24.	INVALIDITY AND SEVERABILITY

24.1

If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

24.1.1	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

24.1.2	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby.

24.2

If any provision of this Agreement shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement and the validity of the remaining provisions shall not be affected. If such deletion materially affects the interpretation of this Agreement, then the parties shall negotiate in good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the parties.

25.	DATA PROTECTION

Each party warrants, represents and undertakes to the other that, during the term of this Agreement, it shall comply with requirements of the Data Protection Laws.

26.	NOTICES

26.1

Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered mail, postage prepaid, to the addresses of the entities shown on the first page of this Agreement or to the entity’s registered office sent to:

26.1.1	in the case of the Services Recipient: the chief operating officer at the time; and

26.1.2	in the case of the Services Provider: the company secretary at the time.

26.2	The address of any party hereto may be changed on notice to the other duly served in accordance with the foregoing provisions.

26.3

Any such notice, information, instruction or other communication will be distributed or communicated to the relevant Board of Directors of the Services Recipient or Services Provider, as the case may be.

27.	GOVERNING LAW AND JURISDICTION

27.1

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

27.2

Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

27.3

Without prejudice to the Services Recipient’s right to seek redress in court, the Services Provider shall continue to provide the Services and to perform its obligations under this Agreement notwithstanding any dispute, but subject to the terms in clause 7 as if an Insolvency Event in relation to the Services Recipient has occurred.

IN WITNESS whereof this Agreement has been entered into the day and year first written above.

SIGNED on behalf of
TOWER BRIDGE
INTERNATIONAL SERVICES L.P. acting through its General Partner
TOWER BRIDGE GP LIMITED

Name:
Title:

SIGNED on behalf of

Name:
Title: